Exhibit 99.1

For More Information:
Patrick T. Mooney, M.D.	Jeffrey Stanlis	Media: Richard Stern
Chairman and Chief Executive Officer	Partner, Hayden IR	Stern & Co.
(508) 530-0329	(602) 476-1821	(212) 888-0044

Echo Therapeutics awarded section 48D grant of up to $500,000

Company expects 510k application for Prelude to be filed in the near-term

Franklin, MA – November 4, 2010 -- Echo Therapeutics, Inc. (OTC BB: ECTE), a company developing its needle-free Symphony™ tCGM System as a non-invasive, wireless, transdermal continuous glucose monitoring system and its Prelude™ SkinPrep System for transdermal drug delivery, today announced that it has been awarded a Qualifying T(herapeutic Discovery Project (QTDP) grant from the U.S. government in the amount of $244,479 related to its 2009 research and development expenditures.  Based on its actual and projected R&D spending for 2010, Echo expects to receive an additional QTDP grant of up to approximately $244,000 after submission of its 2010 tax returns.

Echo also confirmed today that it anticipates its licensing partner, Ferndale Pharma Group, Inc., will file a 510(k) premarket notification to the United States Food and Drug Administration in the near-term with subsequent commercial launch of the product after 510(k) clearance.

"This cash infusion, following the recent positive clinical results for use of our Prelude SkinPrep System with topical 4% lidocaine cream, represents important achievements for Echo Therapeutics as we progress towards regulatory clearance and commercialization," said Patrick T. Mooney, M.D., Chairman, President and CEO of Echo.  "We are pleased to receive this grant, and believe this capital will be helpful as we continue our product development and transition into production. We have developed a novel skin permeation platform technology to address multiple large opportunities, and we are excited to introduce products to a receptive market to address unmet challenges, including those  for diabetes monitoring.”

The QTDP grant program provides support for innovative projects that are determined by the U.S. Department of Health and Human Services to have reasonable potential to result in a new therapy, reduce health care costs, or significantly advance the goal of curing cancer. It was created under Section 48D of the Internal Revenue Code, as enacted under the Patient Protection and Affordable Care Act.  Grants were awarded through a competitive application process administered by the Departments of Health and Human Services and the Treasury.

About Echo Therapeutics

Echo is developing the Symphony tCGM System as a non-invasive, wireless, transdermal continuous glucose monitoring system for patients with diabetes and for use in hospital critical care units. Echo is also developing its needle-free Prelude SkinPrep System as a platform technology for enhanced skin permeation for delivery of topical pharmaceuticals.
Cautionary Statement Regarding Forward Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Echo's and its partners’ ongoing studies, including the efficacy of Echo's Symphony tCGM and Prelude SkinPrep Systems, the failure of future development and preliminary marketing efforts related to Echo's Symphony tCGM and Prelude SkinPrep Systems, Echo’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Echo's and its partners’ ability to develop, market and sell diagnostic and transdermal drug delivery products based on its skin permeation platform technologies, including the Symphony tCGM and Prelude SkinPrep Systems, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, Echo’s research and development spending for fiscal year 2010, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to its Symphony tCGM and Prelude SkinPrep Systems. These and other risks and uncertainties are identified and described in more detail in Echo's filings with the Securities and Exchange Commission, including, without limitation, its annual report on Form 10-K for the year ended December 31, 2009, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. Echo undertakes no obligation to publicly update or revise any forward-looking statements.

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